Exhibit 99.30

Investor Representation Letter and Agreement

NTR Metal, LLC

10720 Composite Drive

Dallas, TX 75220

May 16, 2011

DGSE Companies, Inc.

11311 Reeder Road

Dallas, Texas 75229

NTR Metals, LLC, a Texas limited liability company (“NTR”) is acquiring 125,000 shares of the common stock of DGSE Companies, Inc., a Nevada corporation (the “Company”), par value $0.01 per share (the “Shares”), in exchange for the satisfaction of debts of the Company owed to NTR that were incurred as a result of bullion-related transactions dated 5/11/2010, in the amount of $367,735, and dated 10/15/2010, in the amount of $143,472, for an aggregate debt of $511,207 resulting from bullion-related transactions (the “Debt”).

NTR hereby agrees that the Debt will be fully satisfied upon delivery of the Shares.

In connection therewith, NTR hereby represents and warrants to the Company and further agrees that:

1. NTR is an “accredited investor” within the meaning of Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

2. NTR is receiving Shares for investment purposes only and not with a view to their resale or distribution. NTR is not receiving Shares as a result of any advertisement, general solicitation, public meeting or other public offering.

3. NTR understands that the offer and sale of the Shares has not been registered pursuant to an effective registration statement filed in accordance with the requirements of the Securities Act (a “Registration Statement”), or qualified under any state securities law, and may not be sold, pledge, transferred, hypothecated or otherwise disposed of except (i) pursuant to an effective Registration Statement or (ii) in accordance with an applicable exemption from the registration requirements of the Securities Act. NTR understands that the Shares will constitute “restricted securities” (as the term is defined in defined in Rule 144, promulgated under the Securities Act) (“Restricted Securities”).

4. NTR is aware of the risks of an investment in the Shares. NTR has such knowledge and experience in financial and business matters as to be capable of assessing the merits and risks of acquiring the Shares. NTR has reviewed all of the Companies filings with the Securities and Exchange Commission and has had an opportunity to ask questions of and receive answers from management of the Company and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense relating to the Company’s business, financial condition and results of operation, although the Company has made no representation or warranty except as expressly contained herein.

5. NTR understands that all certificates evidencing the Shares will bear a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT TRANSFER SUCH SECURITIES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE ISSUER THAT THE REGISTRATION PROVISIONS OP SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

6. NTR has consulted with legal counsel selected by NTR, and with such financial advisors, who have reviewed the merits of an investment in the Shares. NTR, together with such persons, has sufficient knowledge and experience in business and financial matters to evaluate the merits of the risks of an investment in the Shares, and NTR, fully aware of the risks involved, has determined that an investment in the Shares is consistent with NTR’s investment objectives.

7. NTR hereby agrees as follows:

(a) If NTR, or any subsequent holder, desires to transfer any of the Shares, NTR must give to the Company prior written notice of such proposed transfer including the name and address of the proposed transferee. Unless the offer and sale of the Shares is registered pursuant to an effective Registration Statement, the Shares may be transferred only upon receipt by the Company of an opinion of counsel, in form acceptable to the Company, opining that the proposed transfer will not violate the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any state securities laws, or the rules and regulation promulgated thereunder.

(b) Prior to any such proposed transfer, and as a condition thereto, if such transfer is not registered pursuant to an effective Registration Statement, NTR and the proposed transferee will deliver to the Company (1) a letter from NTR setting forth representations relating to the proposed transfer’s compliance with the requirements of the Securities Act and the rules promulgated thereunder; (ii) a letter from the proposed transferee setting forth representations related to the proposed transferee’s status as an “accredited investor” and (iii) the agreement of the proposed transferee to comply with the transfer provisions set forth in this Section 7 and elsewhere in this letter agreement (this “Agreement”); and (iv) the agreement of the proposed transferee that the proposed transferee will indemnify the Company to the same extent that NTR has indemnified the Company as set forth in Section 7(c) hereof.

(c) NTR acknowledges that NTR understands the meaning and legal consequences of the representation and warranties contained herein, and NTR hereby agrees to indemnify and hold harmless the Company and its agents and representatives and each of their heirs, legal representative, successors and assigns from and against any and all loss, damage or liability (including without limitation all attorneys’ fees and costs incurred in enforcing this indemnity provision) due to or arising out of (i) the inaccuracy of any representation or the breach of any warranty of NTR contained in, or any other breach of, this Agreement, (ii) any transfer of any of the shares in violation of the Act, the Exchange Act, any state securities laws, or the rules and regulation promulgated thereunder, (iii) any transfer of any to the Shares not in accordance herewith or (iv) any untrue statement or omission as to any material fact made by NTR in connection with the requirements of this Agreement.

(d) The Company may place a stop order with its transfer agent and registrar, if any, with respect to any of the Shares or any certificates into which such Shares are exchanged.

Very truly yours,

NTR METALS, LLC, a Texas limited liability company

By:	/s/ John Loftus
Name:	John Loftus
Title:	Authorized Signatory

Accepted and agreed to:
Dated: May 16, 2011

DGSE COMPANIES, INC., a Nevada corporation

By:	/s/ Dr. L.S. Smith
Name:	Dr. L.S. Smith
Title:	Chairman of the Board,
Chief Executive Officer
And Secretary